Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14A
(Form Type)

Amicus Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$ 4,812,854,253.95(1)(2)(3)(4)	0.00013810	$ 664,655.17(5)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$ 4,812,854,253.95
Total Fees Due for Filing			$ 664,655.17
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$ 664,655.17

(1)
Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of December 19, 2025, by and among Amicus Therapeutics, Inc., BioMarin Pharmaceutical Inc. and Lynx Merger Sub 1, Inc.

(2)	Title of each class of securities to which the transaction applies: Common stock, par value $0.01 per share, of Amicus Therapeutics, Inc.
(3)	Aggregate number of securities to which transaction applies:
As of January 14, 2026, the maximum number of shares of Amicus Therapeutics, Inc.’s common stock, par value $0.01 per share, to which this transaction applies is estimated to be 349,018,042, which consists of:
	(a)	313,703,980 shares of issued and outstanding common stock entitled to receive $14.50 per share in cash, without interest (the “Merger Consideration”);
	(b)	6,801,577 shares of common stock underlying time-vesting restricted stock units (each, a “Company RSU”) entitled to receive the Merger Consideration;
(c)
5,913,820 shares of common stock underlying performance-vesting restricted stock units (each, a “Company PSU”) (determined at the maximum level of performance) entitled to receive the Merger Consideration; and

(d)
22,598,665 shares of common stock underlying outstanding and unexercised options that have an exercise price that is less than $14.50 (each, an “In the Money Option”) entitled to receive the Merger Consideration less any applicable exercise price.

(4)
Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (set forth the amount on which the filing fee is calculated and state how it was determined):

Estimated solely for the purposes of calculating the filing fee, as of January 14, 2026, the underlying value of the transaction was calculated as the sum of:
	(a)	the product of 313,703,980 shares of issued and outstanding common stock entitled to receive the Merger Consideration and the Merger Consideration;
	(b)	the product of 6,801,577 shares of common stock underlying Company RSUs and the Merger Consideration;
	(c)	the product of 5,913,820 shares of common stock underlying Company PSUs (determined at the maximum level of performance) and Merger Consideration; and
	(d)	the product of 22,598,665 In-the-Money Options and $3.53, which is the difference between the Merger Consideration and the In-the-Money Options’ weighted-average exercise price of $10.97.
(5)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00013810.